Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Amerigon Incorporated:

We consent to the use of our report dated March 14, 2011, with respect to the consolidated statements of financial position of W.E.T. Automotive Systems Aktiengesellschaft and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2010, incorporated herein by reference which report appears in the Form 8-K of Amerigon Incorporated dated March 30, 2011.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany

September 16, 2011